Exhibit 99.1

RPM Appoints Retired General John P. Abizaid to Board of Directors

MEDINA, OH – January 24, 2008 – RPM International Inc. (NYSE: RPM) announced today that it has expanded its board to 13 directors with the appointment of retired U.S. Army General John P. Abizaid.

Gen. Abizaid, 57, will be a Class II member of the board and serve on its compensation committee. His term will expire in 2009, at which time he will stand for re-election to the board by the company’s stockholders.

Gen. Abizaid retired from the U.S. Army in 2007 after 34 years of service, during which he rose from an infantry platoon leader to become a four-star general and the longest-serving commander of U.S. Central Command. During his distinguished career, his command assignments ranged from infantry combat to delicate international negotiations. Gen. Abizaid graduated from the U.S. Military Academy with a bachelor of science degree in 1973. His civilian studies include an Olmsted Scholarship at the University of Jordan, Amman, and a master of arts degree in Middle Eastern studies at Harvard University. Gen. Abizaid is a highly decorated officer who has been awarded the Defense Distinguished Service Medal, the Army Distinguished Service Medal, Legion of Merit and the Bronze Star.

“With RPM’s focus on growth in overseas markets, it is increasingly important that we attract leaders, including board members, with proven, international experience. We are eager to have John join our board where he will bring a unique perspective and range of international experiences,” said Frank C. Sullivan, RPM president and chief executive officer. “The breadth and depth of John’s strategic and operational experiences will serve RPM and its operating subsidiaries well in the coming years.”

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.

For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-5090 or ktompkins@rpminc.com.

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